Exhibit 16.1

January 8, 2016

U.S. Securities and Exchange Commission
100 F. Street
Washington, DC 20549 – 7561

Ladies and Gentlemen:

Re: One World Holdings, Inc.
Commission File No. 001-13869

We have read the statements of One World Holdings, Inc. pertaining to our firm included in Item 4.01 of the Form 8-K dated January 8, 2016 and are in agreement with the statements contained in that document pertaining to our firm.

Sincerely,

/s/HJ & Associates, LLC

HJ & Associates, LLC